Exhibit 16.1

Davidson & Company-Chartered Accountants




May 17, 2000

Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street
Washington, D.C. 20549



Dear Sirs:

         We have read the comments attached as an exhibit concerning the disclosure of the change of accountants in Yellowbubble.com, Inc.'s filing of its Form 10-QSB and are in agreement with the statements contained therein.

Yours very truly,

/s/ Davidson & Company